Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Management Series:

We consent to the use of our report, incorporated herein by reference, dated February 24, 2015, with respect to the financial statements of Calvert Tax-Free Bond Fund and Calvert Unconstrained Bond Fund, each a series of Calvert Management Series, as of December 31, 2014, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 27, 2015